      As filed with the Securities and Exchange Commission on May 24, 2001

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  VENTAS, INC.
               --------------------------------------------------
               (Exact name of issuer as specified in its charter)

          Delaware                                             61-1055020
----------------------------                                  ------------
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                         4360 Brownsboro Road, Suite 115
                           Louisville, Kentucky 40207
                    ----------------------------------------
                    (Address of principal executive offices)

              Ventas, Inc. Common Stock Purchase Plan for Directors
              -----------------------------------------------------
                            (Full title of the plan)

                             T. Richard Riney, Esq.
                  Executive Vice President and General Counsel
                                  Ventas, Inc.
                         4360 Brownsboro Road, Suite 115
                           Louisville, Kentucky 40207
                                 (502) 357-9000
                   ------------------------------------------
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                            Maurice M. Lefkort, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000

                                          CALCULATION OF REGISTRATION FEE
---------------------------------- ---------------- -------------------- -------------------- --------------------
                                                      Proposed maximum     Proposed maximum
Title of securities to be            Amount to be    offering price per   aggregate offering       Amount of
registered                          registered (1)         share                 price         registration fee
---------------------------------- ---------------- -------------------- -------------------- --------------------
Common Stock, par value $0.25 per
share each with .667 of an
associated participating preferred
stock purchase right                    200,000         $ 8.93(2)            $1,786,000(2)        $446.50

(1)  This Registration Statement covers 200,000 shares issuable under the Ventas, Inc. Common Stock Purchase Plan for Directors. In addition, this Registration Statement covers an indeterminable number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)  Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of
     Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 17, 2001.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by Ventas, Inc. (the "Company"), are incorporated herein by reference:

          (a) Notification of Late Filing of a Form 10-K on Form 12b-25, filed on April 2, 2001 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's annual report filed on Form 10-K for the fiscal year ended December 31, 2000, pursuant to the Exchange Act;

          (c) The Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission pursuant to the Exchange Act;

          (d) The Company's Current Reports on Form 8-K and 8-K/A, filed February 5, 2001, February 6, 2001, February 26, 2001, March 5, 2001, March 20, 2001, April 2, 2001, April 11, 2001, and April 24, 2001 pursuant to the Exchange Act; and

          (e) The description of the Company's shares of Common Stock, par value $0.25 per share (the "Common Stock"), contained in the Registration Statement filed by the Company with the Commission on Form 8-A, dated January 22, 1992; the description of the Company's Participating Preferred Stock Purchase Rights contained in the Registration Statement filed by the Company with the Commission on Form 8-A dated July 21, 1993, and Form 8-A/A dated August 11, 1995; and all other amendments and reports filed for the purpose of updating such descriptions prior to the termination of the offering of the Common Stock and interests hereby.

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Common Stock to be issued pursuant to the Ventas, Inc. Common Stock Purchase Plan for Directors will be passed upon by T. Richard Riney, Executive Vice President and General Counsel of the Company. Mr. Riney owns a number of shares of Common Stock and holds options to purchase additional shares of Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers the Company to, and Article IX of the Certificate of Incorporation of the Company provides that it shall, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. The Company may provide by action of its Board of Directors through agreement, resolution or by a provision in the By-Laws of the Company, indemnification of the Company's employees and agents with substantially the same scope and effect as the indemnification provided in Article IX of the Certificate of Incorporation of the Company.

     Expenses incurred by such a person in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Company as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than as an officer or director of the Company may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.

     Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation, as amended, eliminates certain liability of the Company's directors for breach of their fiduciary duty of care. Article VIII of the Certificate of Incorporation provides that neither the Company nor its stockholders may recover monetary damages from the Company's directors for breach of the duty of care in the performance of their duties as directors of the Company. Article VIII does not, however, eliminate the liability of the Company's directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

     The indemnification provided for by Article IX of the Company's Articles of Incorporation is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to the Company's Articles of Incorporation or repeal of any article thereof increases the liability of any director or officer of the Company for acts or omissions of such persons occurring prior to such amendment or repeal.

     The right to indemnification conferred by Article IX of the Company's Articles of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

     The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power or be obligated to indemnify him or her against such liability under the provisions of
Article IX of the Company's Articles of Incorporation or the General Corporation Law of the State of Delaware.

     The Company currently has in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $60 million in the aggregate annually for coverages in excess of deductibles.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8. EXHIBITS.

Exhibit No.              Description
-----------              -----------

    4.1 Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3 to the Company's Form 10-Q for the quarterly period ended September 30, 1995).

    4.2 Certificate of Amendment to Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1998).

    4.3 Third Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Form 10-K for the year ended December 31,
                         1997).

    4.4 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended December 31, 1998).

    4.5.1 Rights Agreement, dated as of July 20, 1993, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated July 20, 1993).

    4.5.2 First Amendment to Rights Agreement, dated as of August 11, 1995, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A/A, filed on August 11, 1995).

    4.5.3 Second Amendment to Rights Agreement, dated as of February 1, 1998, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A, filed on February 2, 1998).

    4.5.4 Third Amendment to Rights Agreement, dated as of July 27, 1998, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A, filed on July 28, 1998).

    4.5.5 Fourth Amendment to Rights Agreement, dated as of April 15, 1999, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A/A, filed on April 19, 1999).

    4.5.6 Fifth Amendment to Rights Agreement, dated as of December 15, 1999, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A, filed on December 22,
                         1999).

    4.5.7 Sixth Amendment to Rights Agreement, dated as of May 22, 2000, between the Company and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A, filed on May 24, 2000).

    4.6 Letter Agreement relating to a waiver of the provisions of Article XII of the Certificate of Incorporation of Ventas, Inc. in favor of the Baupost Group, LLC, dated February 28, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Form 10-K for the year ended December 31, 2000).

    4.7 Letter Agreement relating to a waiver of the provisions of Article XII of the Certificate of Incorporation of Ventas, Inc. in favor of Cramer Rosenthal & McGlynn, LLC, dated February 14, 2001 (incorported herein by reference to Exhibit 4.7 to the Company's Form 10-K for the year ended December 31, 2000).

    5 Opinion of T. Richard Riney, Esq., counsel to the Company, as to the legality of the shares being offered.

    23.1                 Consent of Ernst & Young LLP.

    23.2                 Consent of T. Richard Riney, Esq. (contained in Exhibit
                         5).

    24 Power of Attorney (reference is made to the signature page).

Item 9. UNDERTAKINGS.

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 23rd day of May, 2001.

                                        VENTAS, INC.

                                        By: /s/ T. Richard Riney
                                            ------------------------------
                                            T. Richard Riney, Esq.
                                            Executive Vice President and General
                                            Counsel

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Richard Riney, Esq. his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                      Capacity                                 Date
---------                      --------                                 ----
/s/ Debra A. Cafaro            President, Chief Executive Officer and   May 23, 2001
----------------------------   Director (Principal Executive
Debra A. Cafaro                Officer/Principal Financial Officer)

/s/ Mary L. Smith              (Principal Accounting Officer)           May 23, 2001
----------------------------
Mary L. Smith

/s/ Walter F. Beran            Director                                 May 23, 2001
----------------------------
Walter F. Beran

/s/ Douglas Crocker, II        Director                                 May 23, 2001
----------------------------
Douglas Crocker, II

/s/ Ronald G. Geary            Director                                 May 23, 2001
----------------------------
Ronald G. Geary


                                       7



/s/ W. Bruce Lunsford          Chairman of the Board and Director       May 22, 2001
----------------------------
W. Bruce Lunsford

/s/ Sheli Z. Rosenberg         Director                                 May 23, 2001
----------------------------
Sheli Z. Rosenberg

                                INDEX TO EXHIBITS

Exhibit No.         Description
-----------         -----------

   4.1              Certificate of Incorporation of the Company, as amended.*

   4.2 Certificate of Amendment to Certificate of Incorporation of the Company.*

   4.3              Third Amended and Restated Bylaws of the Company.*

   4.4              Specimen Common Stock Certificate.*

   4.5.1 Rights Agreement, dated as of July 20, 1993, between the Company and National City Bank, as Rights Agent.*

   4.5.2 First Amendment to Rights Agreement, dated as of August 11, 1995, between the Company and National City Bank, as Rights Agent.*

   4.5.3 Second Amendment to Rights Agreement, dated as of February 1, 1998, between the Company and National City Bank, as Rights Agent.*

   4.5.4 Third Amendment to Rights Agreement, dated as of July 27, 1998, between the Company and National City Bank, as Rights Agent.*

   4.5.5 Fourth Amendment to Rights Agreement, dated as of April 15, 1999, between the Company and National City Bank, as Rights Agent.*

   4.5.6 Fifth Amendment to Rights Agreement, dated as of December 15, 1999, between the Company and National City Bank, as Rights Agent.*

   4.5.7 Sixth Amendment to Rights Agreement, dated as of May 22, 2000, between the Company and National City Bank, as Rights Agent.*

   4.6              Letter Agreement relating to a waiver of the provisions of
                    Article XII of the Certificate of Incorporation of Ventas, Inc. in favor of the Baupost Group, LLC, dated February 28, 2001.*

   4.7              Letter Agreement relating to a waiver of the provisions of
                    Article XII of the Certificate of Incorporation of Ventas, Inc. in favor of Cramer Rosenthal & McGlynn, LLC, dated February 14, 2001.*

------------------------
*    Incorporated herein by reference.

   5 Opinion of T. Richard Riney, Esq., counsel to the Company, as to the legality of the shares being offered.

   23.1             Consent of Ernst & Young LLP.

   23.2             Consent of T. Richard Riney, Esq. (contained in Exhibit 5).

   24               Power of Attorney (reference is made to the signature page).